PRESS RELEASE
COMCAST REPORTS 4th QUARTER AND FULL YEAR 2021 RESULTS
PHILADELPHIA - January 27, 2022… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter and year ended December 31, 2021.
"Comcast’s strong operating and financial performance in 2021 was underscored by our highest full-year revenue, adjusted EBITDA, adjusted EPS, and free cash flow on record. We continue to execute extraordinarily well, strengthening our leadership position in connectivity, aggregation, and streaming, while working to have a lasting impact on our communities through our commitment to DE&I and digital equity. Looking ahead, we remain focused on our many exciting organic growth opportunities across all of our businesses. Our top priority is increasing the capacity of our network in the U.S. and further improving our world-class broadband experience. We are producing more of the premium content that our viewers love and continue to provide them with multiple ways to access it, including on Peacock while ramping construction of Epic Universe and welcoming even more guests to our Theme Parks. And, significantly, we are expanding the reach of our proprietary global technology platform and addressable customer base, starting with Sky Glass and XClass TV. Our confidence in the future is reflected in today’s announcement that we are increasing the dividend for the 14th consecutive year," commented Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation.

($ in millions, except per share data)
	4th Quarter			Full Year
Consolidated Results	2021	2020	Change	2021	2020	Change

Revenue	$30,336	$27,708	9.5%	$116,385	$103,564	12.4%
Net Income Attributable to Comcast	$3,057	$3,380	(9.6%)	$14,159	$10,534	34.4%
Adjusted Net Income[1]	$3,534	$2,617	35.1%	$15,045	$12,053	24.8%
Adjusted EBITDA[2]	$8,411	$7,186	17.0%	$34,708	$30,826	12.6%
Earnings per Share[3]	$0.66	$0.73	(9.6%)	$3.04	$2.28	33.3%
Adjusted Earnings per Share[1]	$0.77	$0.56	37.5%	$3.23	$2.61	23.8%
Net Cash Provided by Operating Activities	$7,689	$5,042	52.5%	$29,146	$24,737	17.8%
Free Cash Flow[4]	$3,784	$1,700	122.6%	$17,089	$13,280	28.7%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.
Full Year 2021 Highlights:
•Consolidated Adjusted EBITDA Increased 12.6% to $34.7 Billion; Adjusted EPS Increased 23.8% to $3.23; Generated Free Cash Flow of $17.1 Billion
•Cable Communications Adjusted EBITDA Increased 11.2% and Adjusted EBITDA per Customer Relationship Increased 6.7%
•Cable Communications Total Customer Relationship Net Additions Were 1.1 Million; Total Broadband Customer Net Additions Were 1.3 Million
•Cable Communications Wireless Customer Line Net Additions Were 1.2 Million, the Best Annual Result Since Launch in 2017
•Cable Communications Completed a Series of Groundbreaking Tests Demonstrating DOCSIS 4.0 Technology That Culminated in a World-First Test of a Prototype Modem Capable of Delivering Multi-gigabit Speeds to Homes; Paves the Way to Deliver Multi-gigabit Upload and Download Speeds Over Our Hybrid-fiber Coaxial Network
•NBCUniversal Adjusted EBITDA Increased 6.0% to $5.7 Billion, Including Peacock Losses
•Theme Parks Adjusted EBITDA Increased $1.7 Billion to $1.3 Billion. Continued to Recover Quickly from the Ongoing Negative Impacts of COVID-19, Benefiting from Strong Demand from Domestic Guests in the U.S. and Japan; Celebrated the Grand Opening of Universal Beijing Resort on September 20th
•Peacock Monthly Active Accounts in the U.S. Reached 24.5 Million at Year-End. Introduced Peacock in Sky Territories, Beginning in the U.K. and Ireland
•Sky Adjusted EBITDA Increased 20.8% to $2.4 Billion; On a Constant Currency Basis, Adjusted EBITDA Increased 10.2%

PRESS RELEASE
•Launched Sky Glass in the U.K. and XClass TV in the U.S. Leveraging the Company’s Proprietary, Global Technology Platform; Providing the Company with More Ways to Bring the Best of Our Entertainment Operating System to More Consumers

4th Quarter 2021 Highlights:
•Consolidated Adjusted EBITDA Increased 17.0% to $8.4 Billion; Adjusted EPS Increased 37.5% to $0.77; Generated Free Cash Flow of $3.8 Billion
•Cable Communications Adjusted EBITDA Increased 7.8% and Adjusted EBITDA per Customer Relationship Increased 3.9%
•Cable Communications Total Customer Relationship Net Additions Were 169,000; Total Broadband Customer Net Additions Were 212,000 and Benefited From the Highest Level of Customer Retention on Record for a Fourth Quarter
•Cable Communications Wireless Customer Line Net Additions Were 312,000, the Best Quarterly Result Since Launch in 2017
•Theme Parks Delivered Its Most Profitable Fourth Quarter on Record, Driven by Strong Growth in Domestic Guest Attendance and Spending Per Guest at Our Parks in the U.S. and Japan, While International Guest Attendance at Each of Our Parks Remained Constrained Due to COVID-19
•Sky Adjusted EBITDA Increased 233.7% to $464 Million; On a Constant Currency Basis, Adjusted EBITDA Increased 187.9%

Dividends and Share Repurchases:
•Returned $8.5 Billion to Shareholders in 2021 Through a Combination of Dividend Payments and Share Repurchases
•Dividends Paid Totaled $4.5 Billion in 2021; Increased Dividend By $0.08, or 8% Year-over-Year, to $1.08 per Share on an Annualized Basis for 2022, the 14th Consecutive Annual Increase
•Resumed Share Repurchases Late in the Second Quarter of 2021; Repurchased $4.0 Billion of our Shares in 2021; Increased Share Repurchase Authorization to $10.0 Billion

Consolidated Financial Results
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Revenue for the fourth quarter of 2021 increased 9.5% to $30.3 billion. Net Income Attributable to Comcast decreased 9.6% to $3.1 billion. Adjusted Net Income increased 35.1% to $3.5 billion. Adjusted EBITDA increased 17.0% to $8.4 billion.

For the twelve months ended December 31, 2021, revenue increased 12.4% to $116.4 billion compared to 2020. Net income attributable to Comcast increased 34.4% to $14.2 billion. Adjusted Net Income increased 24.8% to $15.0 billion. Adjusted EBITDA increased 12.6% to $34.7 billion.

Earnings per Share (EPS) for the fourth quarter of 2021 was $0.66, a decrease of 9.6% compared to the prior year period. Adjusted EPS increased 37.5% to $0.77.

For the twelve months ended December 31, 2021, EPS was $3.04, a 33.3% increase compared to 2020. Adjusted EPS increased 23.8% to $3.23.

Capital Expenditures increased 6.8% to $3.0 billion in the fourth quarter of 2021. Cable Communications’ capital expenditures increased 3.7% to $2.2 billion. NBCUniversal’s capital expenditures increased 33.2% to $502 million. Sky's capital expenditures increased 7.1% to $332 million.

For the twelve months ended December 31, 2021, capital expenditures of $9.2 billion were consistent with 2020. Cable Communications' capital expenditures increased 4.9% to $6.9 billion. NBCUniversal's capital expenditures decreased 27.2% to $1.1 billion. Sky's capital expenditures decreased 1.2% to $948 million.

Net Cash Provided by Operating Activities was $7.7 billion in the fourth quarter of 2021. Free Cash Flow was $3.8 billion.

For the twelve months ended December 31, 2021 net cash provided by operating activities was $29.1 billion. Free cash flow was $17.1 billion.

Dividends and Share Repurchases. Comcast resumed its share repurchase program in May 2021 after pausing the program in 2019 to accelerate the reduction of indebtedness it incurred in connection with its acquisition of Sky. During the fourth quarter of 2021, Comcast paid dividends totaling $1.1 billion and repurchased 38.5 million of its common shares for $2.0 billion. For the twelve months ended December 31, 2021, Comcast paid dividends totaling $4.5 billion and repurchased 73.2 million of its common shares for $4.0 billion, resulting in a total return of capital to shareholders of $8.5 billion.

Today, Comcast announced that its Board of Directors increased its share repurchase program authorization to $10.0 billion, effective as of January 1, 2022. Comcast also announced that it increased its dividend by $0.08, or 8% year-over-year, to $1.08 per share on an annualized basis for 2022. In accordance with the increase, the Board of Directors declared a quarterly cash dividend of $0.27 per share on the company's stock, payable April 27, 2022 to shareholders of record as of the close of business on April 6, 2022.

Cable Communications

($ in millions)
	4th Quarter			Full Year
	2021	2020	Change	2021	2020	Change
Cable Communications Revenue
Broadband	$5,861	$5,400	8.5%	$22,979	$20,599	11.6%
Video	5,403	5,469	(1.2%)	22,079	21,937	0.6%
Voice	825	880	(6.2%)	3,417	3,532	(3.3%)
Wireless	709	505	40.3%	2,380	1,574	51.2%
Business Services	2,337	2,095	11.5%	8,933	8,191	9.1%
Advertising	818	935	(12.5%)	2,820	2,594	8.7%
Other	454	421	7.6%	1,719	1,624	5.9%
Cable Communications Revenue	$16,406	$15,705	4.5%	$64,328	$60,051	7.1%

Cable Communications Adjusted EBITDA	$7,125	$6,607	7.8%	$28,097	$25,270	11.2%
Adjusted EBITDA Margin	43.4%	42.1%		43.7%	42.1%

Cable Communications Capital Expenditures	$2,192	$2,114	3.7%	$6,930	$6,605	4.9%
Percent of Cable Communications Revenue	13.4%	13.5%		10.8%	11.0%

Revenue for Cable Communications increased 4.5% to $16.4 billion in the fourth quarter of 2021, driven by increases in broadband, business services, wireless, and other revenue, partially offset by decreases in advertising, video, and voice revenue. Broadband revenue increased 8.5% due to an increase in the number of residential broadband customers and an increase in average rates. Business services revenue increased 11.5% due to an increase in average rates, an increase in the number of customers receiving our services, and from a recent acquisition. Wireless revenue increased 40.3% due to an increase in the number of customer lines and an increase in device sales. Other revenue increased 7.6%, primarily reflecting increases in revenue from licensing of our technology platforms and from our security and automation services. Advertising revenue decreased 12.5%, reflecting a decrease in political advertising. Excluding political advertising revenue, advertising revenue increased 9.3%, primarily driven by our advanced advertising businesses. Video revenue decreased 1.2%, reflecting a decrease in the number of residential video customers, partially offset by an increase in average rates. Voice revenue decreased 6.2%, primarily reflecting a decrease in the number of residential voice customers.

For the twelve months ended December 31, 2021, Cable revenue increased 7.1% to $64.3 billion compared to 2020, driven by growth in broadband, wireless, business services, advertising, video, and other revenue, partially offset by a decrease in voice revenue. In 2020, results were negatively impacted by COVID-19, including accrued customer regional sports network (RSN) fee adjustments related to canceled sporting events. Excluding the impact of accrued customer RSN fee adjustments in 20205, Cable Communications revenue increased 6.5%.

Total Customer Relationships increased by 169,000 to 34.2 million in the fourth quarter of 2021. Residential customer relationships increased by 153,000 and business customer relationships increased by 17,000. Total broadband customer net additions were 212,000, total video customer net losses were 373,000, and total voice customer net losses were 176,000. In addition, Cable Communications added 312,000 wireless lines in the quarter.

For the twelve months ended December 31, 2021, total customer relationships increased by 1.1 million. Residential customer relationships increased by 1.0 million and business customer relationships increased by 63,000. Total broadband customer net additions were 1.3 million, total video customer net losses were 1.7 million, and total voice customer net losses were 548,000. In addition, Cable Communications added 1.2 million wireless lines during the year.

(in thousands)
			Net Additions / (Losses)
			4th Quarter		Full Year
	4Q21	4Q20[6]	2021	2020	2021	2020
Customer Relationships
Residential Customer Relationships	31,728	30,692	153	429	1,036	1,569
Business Services Customer Relationships	2,489	2,426	17	26	63	30
Total Customer Relationships	34,218	33,119	169	455	1,099	1,599

Residential Customer Relationships Mix
One Product Residential Customers	14,330	12,408	371	477	1,922	2,187
Two Product Residential Customers	8,407	8,734	(67)	2	(328)	(188)
Three or More Product Residential Customers	8,992	9,550	(152)	(50)	(558)	(429)

Residential Broadband Customers	29,583	28,326	194	515	1,257	1,937
Business Services Broadband Customers	2,318	2,248	18	23	70	34
Total Broadband Customers	31,901	30,574	212	538	1,327	1,971

Residential Video Customers	17,495	18,993	(349)	(227)	(1,498)	(1,295)
Business Services Video Customers	681	852	(24)	(21)	(171)	(114)
Total Video Customers	18,176	19,846	(373)	(248)	(1,669)	(1,408)

Residential Voice Customers	9,062	9,645	(183)	(39)	(583)	(289)
Business Services Voice Customers	1,391	1,357	7	16	34	15
Total Voice Customers	10,454	11,002	(176)	(24)	(548)	(275)

Total Wireless Lines	3,980	2,826	312	246	1,154	774

Adjusted EBITDA for Cable Communications increased 7.8% to $7.1 billion in the fourth quarter of 2021, reflecting higher revenue, partially offset by a 2.0% increase in operating expenses. In the fourth quarter of 2021, programming costs decreased 1.2%, reflecting a decline in the number of video subscribers, partially offset by the timing of contract renewals. Non-programming expenses increased 4.1%, primarily reflecting higher technical and product support expenses. Non-programming expenses per customer relationship were consistent with the prior year period. Adjusted EBITDA per customer relationship increased 3.9%, and Adjusted EBITDA margin was 43.4% compared to 42.1% in the prior year period. Cable Communications results include Adjusted EBITDA7 of $32 million from our wireless business, compared to a loss of $60 million in the prior year period.

For the twelve months ended December 31, 2021, Adjusted EBITDA for Cable Communications increased 11.2% to $28.1 billion compared to 2020, reflecting higher revenue, partially offset by a 4.2% increase in operating expenses. Programming costs increased 5.8%, reflecting the timing of contract renewals and adjustments in 2020 for provisions in our programming distribution agreements with RSNs related to canceled sporting events as a result of COVID-19, partially offset by a decline in the number of video subscribers. Excluding the impact of accrued RSN adjustments in 20205, programming costs increased 3.0%. Non-programming expenses increased 3.1%. For the twelve months ended December 31, 2021, Adjusted EBITDA per customer relationship increased 6.7%, and Adjusted EBITDA margin was 43.7% compared to 42.1% in 2020. While the accrued RSN adjustments did not impact Adjusted EBITDA for the twelve months ended December 31, 2020, they resulted in an increase to Adjusted EBITDA margin in that period. Cable Communications results include Adjusted EBITDA7 of $157 million from our wireless business, compared to a loss of $206 million in 2020.

Capital Expenditures for Cable Communications increased 3.7% to $2.2 billion in the fourth quarter of 2021, reflecting increased investment in scalable infrastructure and line extensions, partially offset by decreased investment in customer premise equipment and support capital. Cable capital expenditures represented 13.4% of Cable revenue in the fourth quarter of 2021 compared to 13.5% in the prior year period.

For the twelve months ended December 31, 2021, capital expenditures for Cable Communications increased 4.9% to $6.9 billion, reflecting increased investment in scalable infrastructure and line extensions, partially offset by decreased investment in customer premise equipment and support capital. Cable capital expenditures represented 10.8% of Cable revenue compared to 11.0% in 2020.

NBCUniversal

($ in millions)
	4th Quarter			Full Year
	2021	2020	Change	2021	2020	Change
NBCUniversal Revenue
Media	$5,826	$5,373	8.4%	$22,780	$18,936	20.3%
Excluding Olympics[5]	$5,826	$5,373	8.4%	21,021	18,936	11.0%
Studios	2,421	1,775	36.4%	9,449	8,134	16.2%
Theme Parks	1,887	648	191.3%	5,051	2,094	141.2%
Headquarters and other	22	21	2.7%	87	53	63.8%
Eliminations	(817)	(383)	(113.5%)	(3,048)	(2,006)	(51.9%)
NBCUniversal Revenue	$9,338	$7,434	25.6%	$34,319	$27,211	26.1%

NBCUniversal Adjusted EBITDA
Media	$721	$1,424	(49.3%)	$4,569	$5,574	(18.0%)
Studios	51	78	(33.8%)	884	1,041	(15.1%)
Theme Parks	674	3	NM	1,267	(477)	NM
Headquarters and other	(197)	(133)	(48.7%)	(840)	(563)	(49.3%)
Eliminations	33	4	NM	(205)	(220)	6.5%
NBCUniversal Adjusted EBITDA	$1,282	$1,376	(6.8%)	$5,675	$5,355	6.0%
NM=comparison not meaningful.

Beginning in the first quarter of 2021, the operations of Peacock, which were previously reported in Corporate and Other, are now included with NBCUniversal results and the operations of NBCUniversal are now presented in three reportable business segments: Media, Studios and Theme Parks. Prior periods have been adjusted to reflect this presentation.

Revenue for NBCUniversal increased 25.6% to $9.3 billion in the fourth quarter of 2021. Adjusted EBITDA decreased 6.8% to $1.3 billion.

For the twelve months ended December 31, 2021, NBCUniversal revenue increased 26.1% to $34.3 billion compared to 2020. Adjusted EBITDA increased 6.0% to $5.7 billion.

Media
Media revenue increased 8.4% to $5.8 billion in the fourth quarter of 2021, primarily reflecting higher distribution revenue and advertising revenue. Distribution revenue increased 11.6%, driven by contractual rate increases in the current period and increases at Peacock, partially offset by a decline in subscribers at our networks. Advertising revenue increased 6.0%, reflecting higher pricing and additional Peacock sales, partially offset by a decline in ratings and lower political advertising. Adjusted EBITDA decreased 49.3% to $721 million in the fourth quarter of 2021, reflecting higher operating expenses, which more than offset higher revenue. The increase in operating expenses was primarily driven by higher programming and production expenses, reflecting higher programming costs at Peacock, higher sports programming costs compared to the prior year period when there was a lower number of sporting events resulting from the delayed start of some professional sports seasons due to COVID-19, and higher entertainment programming costs compared to the prior year period when there was a delay in the production and airing of new television programming due to COVID-19. Media results include $335 million of revenue and an Adjusted EBITDA7 loss of $559 million related to Peacock, compared to $71 million of revenue and an Adjusted EBITDA7 loss of $254 million in the prior year period.

For the twelve months ended December 31, 2021, revenue from the Media segment increased 20.3% to $22.8 billion compared to 2020, reflecting higher advertising revenue, distribution revenue, and other revenue. Excluding $1.8 billion of revenue associated with the broadcast of the Tokyo Olympics in the third quarter of 20215, revenue increased 11.0%. Adjusted EBITDA decreased 18.0% to $4.6 billion compared to 2020, reflecting higher operating expenses, which more than offset higher revenue. The increase in operating expenses was primarily driven by higher programming and production expenses, primarily reflecting higher sports programming costs due to the broadcast of the Tokyo Olympics, higher programming costs at Peacock, and an increase in the number of other sporting events compared to 2020 when sports were postponed due to COVID-19. Media results include $778 million of revenue and an Adjusted EBITDA7 loss of $1.7 billion related to Peacock, compared to $118 million of revenue and an Adjusted EBITDA7 loss of $663 million in 2020.

Studios
Studios revenue increased 36.4% to $2.4 billion in the fourth quarter of 2021, reflecting higher content licensing revenue, home entertainment and other revenue, and theatrical revenue. Content licensing revenue increased 33.7%, driven by television content licensing. Home entertainment and other revenue increased 30.4%, reflecting the success of F9 and the return of stage plays, which were paused in 2020 due to COVID-19. Theatrical revenue increased by $80 million, primarily due to current year releases, Sing 2 and Halloween Kills, and the impact of theater closures in the prior year period. Adjusted EBITDA decreased 33.8% to $51 million in the fourth quarter of 2021, reflecting higher operating expenses, which more than offset higher revenue. The increase in operating expenses was driven by higher programming and production expenses, reflecting higher amortization of television production costs in the current year period compared to the prior year period when production was impacted due to COVID-19, as well as an increase in advertising, marketing and promotion expenses due to a higher number of theatrical releases in the current period.

For the twelve months ended December 31, 2021, revenue from the Studios segment increased 16.2% to $9.4 billion compared to 2020, primarily reflecting higher content licensing revenue and theatrical revenue. Adjusted EBITDA decreased 15.1% to $884 million compared to 2020, reflecting higher operating expenses, which more than offset higher revenue. The increase in operating expenses was driven by higher programming and production expenses, reflecting higher amortization of television production costs compared to 2020 when production was impacted due to COVID-19, as well as an increase in advertising, marketing and promotion expenses due to a higher number of theatrical releases compared to 2020.

Theme Parks
Theme Parks revenue increased $1.2 billion to $1.9 billion in the fourth quarter of 2021, reflecting improved operating conditions compared to the prior year period, when each of our theme parks in the U.S. and Japan was either operating at limited capacity or closed as a result of COVID-19, and also the opening of Universal Beijing Resort in September 2021. Theme Parks Adjusted EBITDA was $674 million in the fourth quarter of 2021, compared to $3 million in the prior year period.

For the twelve months ended December 31, 2021, revenue from the Theme Parks segment increased $3.0 billion to $5.1 billion compared to 2020, reflecting improved operating conditions compared to 2020, when each of our theme parks in the U.S. and Japan was either closed or operating at limited capacity for the majority of the period as a result of COVID-19, and also the opening of Universal Beijing Resort in September 2021. Theme Parks Adjusted EBITDA was $1.3 billion, which included pre-opening costs related to Universal Beijing Resort, compared to a $477 million Adjusted EBITDA loss in 2020.

Headquarters and Other
NBCUniversal Headquarters and Other includes overhead, personnel costs and costs associated with corporate initiatives. Headquarters and Other Adjusted EBITDA loss in the fourth quarter of 2021 was $197 million, compared to a loss of $133 million in the prior year period.

For the twelve months ended December 31, 2021, Headquarters and Other Adjusted EBITDA loss was $840 million, compared to a loss of $563 million in 2020.

Eliminations
Amounts represent eliminations of transactions between our NBCUniversal segments, which are affected by the timing of recognition of content licenses between our Studios and Media segments. Revenue eliminations in the fourth quarter of 2021 were $817 million, compared to $383 million in the prior year period, and Adjusted EBITDA eliminations were a benefit of $33 million, compared to a benefit of $4 million in the prior year period.

For the twelve months ended December 31, 2021, revenue eliminations were $3.0 billion, compared to $2.0 billion in 2020, and Adjusted EBITDA eliminations were $205 million, compared to $220 million in 2020.

Sky

($ in millions)
	4th Quarter				Year to Date
	2021	2020	Change	Constant Currency Change[8]	2021	2020	Change	Constant Currency Change[8]
Sky Revenue
Direct-to-Consumer	$4,040	$4,077	(0.9%)	(1.0%)	$16,455	$15,223	8.1%	2.0%
Content	327	426	(23.1%)	(23.4%)	1,341	1,373	(2.3%)	(7.4%)
Advertising	712	702	1.4%	1.4%	2,489	1,998	24.6%	18.4%
Sky Revenue	$5,079	$5,205	(2.4%)	(2.5%)	$20,285	$18,594	9.1%	3.1%

Sky Operating Costs and Expenses	$4,615	$5,066	(8.9%)	(8.6%)	$17,925	$16,640	7.7%	2.2%

Sky Adjusted EBITDA	$464	$139	233.7%	187.9%	$2,359	$1,954	20.8%	10.2%
Adjusted EBITDA Margin	9.1%	2.7%			11.6%	10.5%

Revenue for Sky decreased 2.4% to $5.1 billion in the fourth quarter of 2021. Excluding the impact of currency, revenue decreased 2.5% compared to the prior year period, primarily reflecting lower content revenue and direct-to-consumer revenue. Content revenue decreased 23.4% to $327 million due to a change in sports programming licensing agreements in Italy and Germany. Direct-to-consumer revenue decreased 1.0% to $4.0 billion, primarily reflecting an increase in customer relationships and average revenue per customer relationship in the U.K., offset by a decrease in customer relationships and average revenue per relationship in Italy mainly due to the negative impact of the reduction in Sky's broadcast rights to Serie A. Advertising revenue increased 1.4% to $712 million.

For the twelve months ended December 31, 2021, Sky revenue increased 9.1% to $20.3 billion compared to 2020. Excluding the impact of currency, revenue increased 3.1%, reflecting higher advertising revenue     and direct-to-consumer revenue, partially offset by lower content revenue.

Total Customer Relationships increased by 61,000 to 23.0 million in the fourth quarter of 2021, reflecting an increase in customer relationships in the U.K. and Germany, partially offset by the negative impact of the reduction in Sky's broadcast rights to Serie A in Italy. For the twelve months ended December 31, 2021, total customer relationships decreased by 198,000.

(in thousands)
	Customers		Net Additions / (Losses)
			4th Quarter		Full Year
	4Q21	4Q20[9]	2021	2020	2021	2020
Total Customer Relationships	23,027	23,224	61	244	(198)	(56)

Adjusted EBITDA for Sky increased 233.7% to $464 million in the fourth quarter of 2021. Excluding the impact of currency, Adjusted EBITDA increased 187.9% compared to the prior year period, reflecting lower operating expenses, which more than offset lower revenue. The decrease in operating expenses was due to lower programming and production expenses, primarily reflecting lower sports programming costs associated with the reduction in Sky's broadcast rights to Serie A in Italy, partially offset by the timing of sports rights amortization.

For the twelve months ended December 31, 2021, Adjusted EBITDA for Sky increased 20.8% to $2.4 billion compared to 2020. Excluding the impact of currency, Adjusted EBITDA increased 10.2%.

Corporate, Other and Eliminations

Corporate and Other
Corporate and Other primarily relates to corporate operations, Comcast Spectacor, and our new smart TV initiatives, Sky Glass and XClass TV. Revenue for the quarter ended December 31, 2021 was $215 million compared to $44 million in the prior year period. Corporate and Other Adjusted EBITDA loss was $481 million, including losses from Sky Glass and XClass TV during the period, compared to a loss of

$939 million in the prior year period which included certain costs in response to COVID-19, including severance charges related to our businesses, which are presented in Corporate and Other.

For the twelve months ended December 31, 2021, Corporate and Other revenue was $461 million compared to $248 million in 2020. Corporate and Other Adjusted EBITDA loss was $1.4 billion compared to a loss of $1.8 billion in 2020 which included certain costs in response to COVID-19, including severance charges related to our businesses, which are presented in Corporate and Other.

Eliminations
Amounts represent eliminations of transactions between Cable Communications, NBCUniversal, Sky and other businesses. Eliminations of transactions between NBCUniversal segments are presented separately. Revenue eliminations for the quarter ended December 31, 2021 were $703 million compared to $680 million in the prior year period, and Adjusted EBITDA eliminations were $21 million compared to $3 million in the prior year period.

For the twelve months ended December 31, 2021 revenue eliminations were $3.0 billion compared to $2.5 billion in 2020, and Adjusted EBITDA eliminations were a loss of $65 million compared to a benefit of $32 million in 2020.

Notes:

1We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
5From time to time, we may present adjusted information (e.g., Adjusted Revenues) to exclude the impact of certain events, gains, losses or other charges affecting period-to-period comparability of our operating performance. See Table 7 and Table 8 for reconciliations of non-GAAP financial measures.
6In the first quarter of 2021, we updated Cable Communications' total residential customer relationships and broadband customers due to a conforming change to methodology resulting in a reduction of approximately 26,000 customers. There was no impact to net additions and prior periods have been recast on a comparable basis.
7Adjusted EBITDA is the measure of profit or loss for our segments. From time to time, we may present Adjusted EBITDA for components of our reportable segments, such as Peacock and the wireless business within Cable Communications. We believe these measures are useful to evaluate our financial results and provide a basis of comparison to others, although our definition of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Adjusted EBITDA for components are generally presented on a consistent basis with the respective segments and include direct revenue and operating costs and expenses attributed to the component operations.
8Sky constant currency growth rates are calculated by comparing the current period results to the comparative period results in the prior year adjusted to reflect the average exchange rates from the current year period rather than the actual exchange rates in effect during the respective prior year periods. See Table 6 for reconciliation of Sky's constant currency growth.
9In the first quarter of 2021, we implemented conforming changes in the methodology for counting commercial customer relationships in Italy and Germany, which are now counted on a consistent basis with customers in the United Kingdom. The change resulted in a reduction in Sky’s total customer relationships of 714,000 as of December 31, 2020. The impact of the change in methodology to customer relationship net additions for any period was not material. For comparative purposes, we have recast Sky’s historical total customer relationships to reflect this adjustment.
Numerical information is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.
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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, January 27, 2022 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on our Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (833) 618-9487. A replay of the call will be available starting at 12:00 p.m. ET on January 27, 2022, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, February 3, 2022 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 2698862.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company that connects people to moments that matter. We are principally focused on broadband, aggregation, and streaming with 57 million customer relationships across the United States and Europe. We deliver broadband, wireless, and video through our Xfinity, Comcast Business, and Sky brands; create, distribute, and stream leading entertainment, sports, and news through Universal Filmed Entertainment Group, Universal Studio Group, Sky Studios, the NBC and Telemundo broadcast networks, multiple cable networks, Peacock, NBCUniversal News Group, NBC Sports, Sky News, and Sky Sports; and provide memorable experiences at Universal Parks and Resorts in the United States and Asia.
Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(in millions, except per share data)	December 31,		December 31,
	2021	2020	2021	2020
Revenue	$30,336	$27,708	$116,385	$103,564

Costs and expenses
Programming and production	9,880	9,438	38,450	33,121
Other operating and administrative	9,821	9,150	35,619	33,109
Advertising, marketing and promotion	2,233	1,950	7,695	6,741
Depreciation	2,220	1,992	8,628	8,320
Amortization	1,361	1,260	5,176	4,780
	25,515	23,790	95,568	86,071

Operating income	4,821	3,918	20,817	17,493

Interest expense	(1,120)	(1,044)	(4,281)	(4,588)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	310	521	2,006	(113)
Realized and unrealized gains (losses) on equity securities, net	(192)	949	339	1,014
Other income (loss), net	65	72	211	259
	183	1,542	2,557	1,160

Income before income taxes	3,885	4,416	19,093	14,065

Income tax expense	(905)	(979)	(5,259)	(3,364)

Net income	2,980	3,437	13,833	10,701

Less: Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	(77)	57	(325)	167

Net income attributable to Comcast Corporation	$3,057	$3,380	$14,159	$10,534

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.66	$0.73	$3.04	$2.28

Diluted weighted-average number of common shares	4,613	4,645	4,654	4,624

TABLE 2
Consolidated Statement of Cash Flows (Unaudited)

	Twelve Months Ended
(in millions)	December 31,
	2021	2020

OPERATING ACTIVITIES
Net income	$13,833	$10,701
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,804	13,100
Share-based compensation	1,315	1,193
Noncash interest expense (income), net	482	697
Net (gain) loss on investment activity and other	(1,311)	(970)
Deferred income taxes	1,892	(550)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(1,335)	(20)
Film and television costs, net	(680)	(244)
Accounts payable and accrued expenses related to trade creditors	765	(266)
Other operating assets and liabilities	382	1,096

Net cash provided by operating activities	29,146	24,737

INVESTING ACTIVITIES
Capital expenditures	(9,174)	(9,179)
Cash paid for intangible assets	(2,883)	(2,455)
Construction of Universal Beijing Resort	(976)	(1,498)
Purchase of spectrum	—	(459)
Acquisitions, net of cash acquired	(1,374)	(233)
Proceeds from sales of businesses and investments	684	2,339
Purchases of investments	(174)	(812)
Other	451	250
Net cash provided by (used in) investing activities	(13,446)	(12,047)

FINANCING ACTIVITIES
Proceeds from borrowings	2,628	18,644
Repurchases and repayments of debt	(11,498)	(18,777)
Repurchases of common stock under repurchase program and employee plans	(4,672)	(534)
Dividends paid	(4,532)	(4,140)
Other	(544)	(1,706)

Net cash provided by (used in) financing activities	(18,618)	(6,513)

Impact of foreign currency on cash, cash equivalents and restricted cash	(71)	2

Increase (decrease) in cash, cash equivalents and restricted cash	(2,989)	6,179

Cash, cash equivalents and restricted cash, beginning of period	11,768	5,589

Cash, cash equivalents and restricted cash, end of period	$8,778	$11,768

TABLE 3
Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	December 31,
	2021	2020
ASSETS

Current Assets
Cash and cash equivalents	$8,711	$11,740
Receivables, net	12,008	11,466
Other current assets	4,088	3,535
Total current assets	24,807	26,741

Film and television costs	12,806	13,340

Investments	8,082	7,820

Investment securing collateralized obligation	605	447

Property and equipment, net	54,047	51,995

Goodwill	70,189	70,669

Franchise rights	59,365	59,365

Other intangible assets, net	33,580	35,389

Other noncurrent assets, net	12,424	8,103

	$275,905	$273,869

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$12,455	$11,364
Accrued participations and residuals	1,822	1,706
Deferred revenue	3,040	2,963
Accrued expenses and other current liabilities	9,899	9,617
Current portion of long-term debt	2,132	3,146
Total current liabilities	29,348	28,796

Long-term debt, less current portion	92,718	100,614

Collateralized obligation	5,170	5,168

Deferred income taxes	30,041	28,051

Other noncurrent liabilities	20,620	18,222

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	519	1,280

Equity
Comcast Corporation shareholders' equity	96,092	90,323
Noncontrolling interests	1,398	1,415
Total equity	97,490	91,738

	$275,905	$273,869

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions)	2021	2020	2021	2020
Net income attributable to Comcast Corporation	$3,057	$3,380	$14,159	$10,534
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	(77)	57	(325)	167
Income tax expense	905	979	5,259	3,364
Interest expense	1,120	1,044	4,281	4,588
Investment and other (income) loss, net	(183)	(1,542)	(2,557)	(1,160)
Depreciation and amortization	3,581	3,252	13,804	13,100
Adjustments (1)	9	16	87	233
Adjusted EBITDA	$8,411	$7,186	$34,708	$30,826

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions)	2021	2020	2021	2020
Net cash provided by operating activities	$7,689	$5,042	$29,146	$24,737
Capital expenditures	(3,028)	(2,835)	(9,174)	(9,179)
Cash paid for capitalized software and other intangible assets	(877)	(684)	(2,883)	(2,455)
Adjustments (2)	—	177	—	177
Free Cash Flow	$3,784	$1,700	$17,089	$13,280

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions)	2021	2020	2021	2020
Adjusted EBITDA	$8,411	$7,186	$34,708	$30,826
Capital expenditures	(3,028)	(2,835)	(9,174)	(9,179)
Cash paid for capitalized software and other intangible assets	(877)	(684)	(2,883)	(2,455)
Cash interest expense	(965)	(1,033)	(3,908)	(3,878)
Cash taxes	(428)	(885)	(2,628)	(3,183)
Changes in operating assets and liabilities	(442)	(539)	(1,499)	(178)
Noncash share-based compensation	296	271	1,315	1,193
Other (3)	817	42	1,159	(43)
Adjustments (2)	—	177	—	177
Free Cash Flow	$3,784	$1,700	$17,089	$13,280

(1)
4th quarter and year to date 2021 Adjusted EBITDA exclude $9 million and $87 million of other operating and administrative expense, respectively, related to the Sky transaction and costs related to our investment portfolio. 4th quarter and year to date 2020 Adjusted EBITDA exclude $177 million of other operating and administrative expense related to a legal settlement and $16 million and $56 million of other operating and administrative expense, respectively, related to the Sky transaction.

(2)	4th quarter and year to date 2020 adjustments for this presentation include a $177 million payment related to a legal settlement.

(3)
4th quarter and year to date 2021 include decreases of $9 million and $87 million, respectively, of costs related to the Sky transaction and costs related to our investment portfolio, as these amounts are excluded from adjusted EBITDA. 4th quarter and year to date 2020 include decreases of $16 million and $56 million of costs related to the Sky transaction, respectively, as these amounts are excluded from Adjusted EBITDA.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,

	2021		2020		2021		2020
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$3,057	$0.66	$3,380	$0.73	$14,159	$3.04	$10,534	$2.28
Change	(9.6%)	(9.6%)			34.4%	33.3%

Amortization of acquisition-related intangible assets (1)	484	0.10	471	0.10	1,923	0.41	1,836	0.40
Investments (2)	(37)	(0.01)	(1,155)	(0.25)	(1,645)	(0.35)	(821)	(0.18)
Items affecting period-over-period comparability:
Income tax adjustments (3)	—	—	—	—	498	0.11	145	0.03
Loss on early redemption of debt (4)	95	0.02	—	—	154	0.03	272	0.06
Legal settlement (5)	—	—	—	—	—	—	134	0.03
Gains and losses related to businesses and investments (6)	(64)	(0.01)	(92)	(0.02)	(64)	(0.01)	(92)	(0.02)
Costs related to Sky transaction (7)	—	—	13	—	20	—	45	0.01

Adjusted Net income and Adjusted EPS	$3,534	$0.77	$2,617	$0.56	$15,045	$3.23	$12,053	$2.61
Change	35.1%	37.5%			24.8%	23.8%

(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Amortization of acquisition-related intangible assets before income taxes	$595	$591	$2,376	$2,305
Amortization of acquisition-related intangible assets, net of tax	$484	$471	$1,923	$1,836
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for certain equity method investments, including Atairos and Hulu and costs related to our investment portfolio.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Realized and unrealized (gains) losses on equity securities, net	$192	($949)	($339)	($1,014)
Equity in net (income) losses of investees, net and other	(241)	(545)	(1,830)	(39)
Investments before income taxes	(49)	(1,494)	(2,169)	(1,053)
Investments, net of tax	($37)	($1,155)	($1,645)	($821)
(3)2021 year to date net income attributable to Comcast Corporation includes $498 million of income tax expense adjustments related to UK tax law changes. 2020 year to date net income attributable to Comcast Corporation includes $145 million of income tax expense adjustments related to certain tax law changes.
(4)4th quarter and year to date 2021 net income attributable to Comcast Corporation includes $126 million and $204 million of interest expense, $95 million and $154 million net of tax, respectively, resulting from the early redemption of debt. 2020 year to date net income attributable to Comcast Corporation includes $360 million of interest expense, $272 million net of tax, resulting from the early redemption of debt.
(5)2020 year to date net income attributable to Comcast Corporation includes $177 million of other operating and administrative expense, $134 million net of tax, related to a legal settlement.
(6)4th quarter and year to date 2021 net income attributable to Comcast Corporation includes a gain of $84 million in other income related to the sale of an equity method investment. 4th quarter and year to date 2020 net income attributable to Comcast Corporation includes a gain of $121 million in depreciation expense, $92 million net of tax, related to the sale of a business.
(7)2021 year to date net income attributable to Comcast Corporation includes $24 million of operating costs and expenses, $20 million net of tax, related to the Sky transaction. 4th quarter and year to date 2020 net income attributable to Comcast Corporation includes $16 million and $56 million of operating costs and expenses, $13 million and $45 million net of tax, respectively, related to the Sky transaction.

TABLE 6
Reconciliation of Sky Constant Currency Growth (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,

(in millions)	2021	2020(1)	Change	2021	2020(1)	Change

Direct-to-Consumer	$4,040	$4,081	(1.0%)	$16,455	$16,125	2.0%
Content	327	427	(23.4%)	1,341	1,448	(7.4%)
Advertising	712	702	1.4%	2,489	2,101	18.4%
Revenue	$5,079	$5,210	(2.5%)	$20,285	$19,675	3.1%

Operating costs and expenses	$4,615	$5,049	(8.6%)	$17,925	$17,533	2.2%
Adjusted EBITDA	$464	$161	187.9%	$2,359	$2,142	10.2%

(1)2020 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.

TABLE 7
Reconciliation of Cable Communications RSN Adjustments (Unaudited)

	Twelve Months Ended December 31, 2021

	Reported Change	2020 RSN Adjustments	Adjusted Change
Revenue
Broadband	11.6%	0.7%	10.8%
Video	0.6%	0.9%	(0.2%)
Total Revenue	7.1%	0.7%	6.5%

Expenses
Programming and production	5.8%	2.8%	3.0%

Adjusted EBITDA	11.2%	—	11.2%
Adjusted EBITDA margin	160 bps	(30 bps)	190 bps

Note: Percentages represent year/year growth rates. Adjusted EBITDA margin as a percent of Revenue is presented as year/year basis point changes.

TABLE 8

Reconciliation of Media Revenue Excluding Olympics (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,

(in millions)	2021	2020	Growth %	2021	2020	Growth %

Revenue	$5,826	$5,373	8.4%	$22,780	$18,936	20.3%

Olympics	—	—		(1,759)	—

Revenue excluding Olympics	$5,826	$5,373	8.4%	$21,021	$18,936	11.0%